Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (Hochtief AG, 333-228091), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 2 to Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Jean Paul Simoes
Name: Jean Paul Simoes
Title: Vice President

By:	/s/ Beverly George Prowell
Name: Beverly George Prowell
Title: Vice President